Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Record Financial Results for Third Quarter FY05

Revenue up 40% to $102 million;

Operating Income up 67% to $9.2 million;

Net Income up 59% to $4.6 million;

Diluted EPS of 39 Cents

RESTON, VA – October 24, 2005 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced record results for its third quarter ended September 24, 2005.  Revenue for the third quarter of fiscal year 2005 (FY05) increased 40 percent and operating income increased by 67 percent as compared to the third quarter in the previous year.  The Company’s results were driven by strong organic growth in the Federal government IT business and the acquisition of Bridge Technology Corporation in December 2004 and of Shenandoah Electronic Intelligence, Inc. in February 2005.

Third Quarter FY05 Financial Results

Revenue for the third quarter of FY05 was $101.8 million, an increase of 40 percent over third quarter FY04 revenue of $72.9 million.  Federal government contract revenue, which represented 98.3 percent of third quarter FY05 total revenue, grew by 43 percent to $100.1 million, from $70.0 million for the third quarter FY04.  The strong growth during the third quarter reflects SI International’s continued excellence in performing mission-critical assignments in its four key focus areas: Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing.

Income from operations for the third quarter of FY05 was $9.2 million, an increase of 67 percent over operating income of $5.5 million reported in the third quarter FY04.  Operating margin for the third quarter of FY05 was 9.0 percent, up 140 basis points, as compared to 7.6 percent in the third quarter of FY04. Net income for the third quarter FY05 was $4.6 million, an increase of 59 percent over third quarter FY04 net income of $2.9 million.  Diluted earnings per share for the third quarter FY05 was $0.39.

Backlog as of September 24, 2005 was $797 million, including $157.5 million in funded backlog and $639.5 million in unfunded backlog.  Days Sales Outstanding (DSOs) were 72 days at the end of the third quarter FY05.

- more -

SI International

“SI International continued to demonstrate robust growth during the third quarter of 2005, reflecting our alignment with the Federal Government’s top IT priorities and consistent performance on mission critical assignments. Recent events have highlighted our Rapid Response, Rapid Deployment approach by delivering solutions that enabled our customers to effectively respond to natural disasters and protect the homeland,” said Brad Antle, SI International’s President and CEO.  “We are also very pleased with the improving profitability and strong cash flow performance during the quarter, which reflects the operating leverage in our business model as we continue to gain scale and increase the number of deployed personnel on customer assignments.”

Nine Months FY05 Financial Results

For the nine months ended September 24, 2005, revenue increased 46 percent to $281.5 million, compared to $192.7 million for the first nine months of FY04.  Income from operations for the nine months of FY05 was $24.0 million, an increase of 59 percent over operating income of $15.1 million reported a year earlier.  Operating margin for the nine months ended September 24, 2005 was 8.5 percent, up 70 basis points, as compared to 7.8 percent in the first nine months of FY04.  Net income for the first nine months of FY05 was $11.8 million, an increase of 49 percent over the same period last year of $7.9 million.  Diluted earnings per share for the first nine months of FY05 was $1.02.

Business Outlook

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI International issued the following revised guidance ranges for fourth fiscal quarter FY05 and for full year 2005.  The Company projects annual organic growth of 10 to 15 percent for fiscal year 2005:

	Q4 2005	Full Year 2005	YoY Change*
Revenue	$100+ million	$381 million or better	45%+
Net income	$4.7+ million	$16.5 million or better	52%+
Diluted earnings per share	$0.40+	$1.42 or better	25%+

* - “YoY Change” refers to year-over-year increase when comparing estimated results for FY05 with actual results for FY04.

“Over the course of 2005, we have significantly increased our bid and proposal activities and experienced strong success in providing broader services to existing clients, both of which we expect to contribute to strong organic growth in the future. We continue to foresee a positive demand environment for the mission-critical programs and initiatives that SI International supports,” said Antle.

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10:00 AM ET, tomorrow.  Participating in the conference call will be SI International’s President and CEO, Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference will be available by telephone beginning on Tuesday, October 25, 2005 at 12:00 PM ET through Tuesday, November 1, 2005 at 5:00 PM ET by calling 1-888-286-8010 and entering the conference passcode number 10464518.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government.  The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  SI International is ranked as the 49th largest Federal Prime IT Contractor by Washington Technology and has over 3,800 employees.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 24, 2005	Sept. 25, 2004	Sept. 24, 2005	Sept. 25, 2004

Revenue	$101,775	$72,926	$281,475	$192,710
Costs and expenses:
Direct costs	62,743	49,106	173,944	121,435
Indirect costs	28,723	17,615	80,231	53,974
Depreciation and amortization	504	516	1,586	1,704
Amortization of intangible assets	612	171	1,680	477

Total operating expenses	92,582	67,408	257,441	177,590

Income from operations	9,193	5,518	24,034	15,120
Other income (expense)	64	(62)	(22)	(62)
Interest expense	(1,690)	(693)	(4,446)	(1,964)

Income before provision for income taxes	7,567	4,763	19,566	13,094
Provision for income taxes	2,989	1,881	7,729	5,172

Net income	$4,578	$2,882	$11,837	$7,922

Earnings per common share:
Basic net income per common share	$0.41	$0.34	$1.06	$0.94
Diluted net income per common share	$0.39	$0.33	$1.02	$0.89

Basic weighted-average shares outstanding	11,227	8,483	11,140	8,471
Diluted weighted-average shares outstanding	11,698	8,840	11,595	8,897

EBITDA (1)	$10,309	$6,205	$27,300	$17,301

Notes:                                                             (1) EBITDA is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	Sept. 24, 2005	Sept. 25, 2004	Sept. 24, 2005	Sept. 25, 2004

Net income	$4,578	$2,882	$11,837	$7,922
Other expense (income)	(64)	62	22	62
Interest expense	1,690	693	4,446	1,964
Provision for income taxes	2,989	1,881	7,729	5,172
Depreciation	504	516	1,586	1,704
Amortization	612	171	1,680	477
EBITDA	$10,309	$6,205	$27,300	$17,301

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months Ended
	September 24, 2005		September 25, 2004		Growth
	$	%	$	%	$	%
Core government revenue	100,061	98.3%	70,044	96.1%	30,017	42.9%
Commercial revenue	1,714	1.7%	2,882	3.9%	(1,168)	-40.5%
Total revenue	101,775	100.0%	72,926	100.0%	28,849	39.6%

Prime revenue	76,089	74.8%	59,197	81.2%	16,892	28.5%
Subcontract revenue	25,686	25.2%	13,729	18.8%	11,957	87.1%
Total revenue	101,775	100.0%	72,926	100.0%	28,849	39.6%

Cost plus	30,015	29.5%	24,269	33.3%	5,746	23.7%
Time & materials	45,318	44.5%	33,987	46.6%	11,331	33.3%
Fixed price	26,442	26.0%	14,670	20.1%	11,772	80.2%
Total revenue	101,775	100.0%	72,926	100.0%	28,849	39.6%

Department of Defense	47,670	46.8%	38,771	53.2%	8,899	23.0%
Civilian agencies	52,391	51.5%	31,273	42.9%	21,118	67.5%
Commercial	1,714	1.7%	2,882	3.9%	(1,168)	-40.5%
Total revenue	101,775	100.0%	72,926	100.0%	28,849	39.6%

Major contracts:
C4I2TSR/C4I2SR	19,722	19.4%	15,310	21.0%	4,412	28.8%
SCOT	9,565	9.4%	—	—	9,565	N/A
NVC/KCC	8,648	8.5%	5,709	7.8%	2,939	51.5%
All other	63,840	62.7%	51,907	71.2%	11,933	23.0%
Total revenue	101,775	100.0%	72,926	100.0%	28,849	39.6%

SI International, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 24, 2005	December 25, 2004
	(Unaudited)
Assets
Cash and cash equivalents	$26,443	$5,754
Accounts receivable, net	80,052	65,710
Other current assets	8,228	6,243

Total current assets	114,723	77,707

Property and equipment, net	5,329	4,971
Intangible assets, net	17,096	6,575
Other assets	5,680	2,142
Goodwill	174,056	120,712
Total assets	$316,884	$212,107

Liabilities and stockholders’ equity
Note Payable—Line of Credit	$—	$28,954
Current portion of long-term debt	1,000	—
Accounts payable	18,192	11,225
Accrued expenses and other current liabilities	26,123	15,314
Deferred revenue	—	289
Note payable – former owner of acquired business	2,280	—
Total current liabilities	47,595	55,782

Long-term debt, net of current portion	98,750	—
Note payable—former owner of acquired business	—	2,280
Other long-term liabilities	9,450	8,975

Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 11,279,825 and 11,047,533 shares issued and outstanding as of September 24, 2005 and December 25, 2004, respectively	113	111
Additional paid-in capital	132,267	128,192
Deferred compensation	(103)	(208)
Retained earnings	28,812	16,975
Total stockholders’ equity	161,089	145,070
Total liabilities and stockholders’ equity	$316,884	$212,107

SI International, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended
	September 24, 2005	September 25, 2004
Cash flows from operating activities:
Net income	$11,837	$7,922
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,586	1,704
Amortization of intangible assets	1,680	477
Income tax benefit for stock option exercises	1,179	—
Stock-based compensation	93	98
Amortization of deferred financing costs	513	343
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(1,865)	(4,025)
Other current assets	(1,896)	919
Other assets	(823)	(543)
Accounts payable and accrued expenses	12,788	1,325
Deferred revenue	(289)	(3,058)
Other long term liabilities	1,180	1,507
Net cash provided by operating activities	25,983	6,669
Cash flows from investing activities:
Purchase of property and equipment	(1,537)	(1,050)
Cash paid for acquisition of MATCOM International Corp.	(82)	(66,086)
Cash paid for acquisition of Bridge Technology Corporation	(197)	—
Cash paid for acquisition of Shenandoah Electronic Intelligence, Inc., net of cash assumed	(73,874)	—
Net cash used in investing activities	(75,690)	(67,136)
Cash flows from financing activities:
Proceeds from exercise of stock options	2,910	390
Net (repayments) borrowings under line of credit	(28,954)	16,000
Proceeds from long-term debt	100,000	30,000
Repayments of long-term debt	(250)	(3,000)
Payments of debt issuance costs	(3,231)	(1,202)
Repayments of capital lease obligations	(79)	(109)
Net cash provided by financing activities	70,396	42,079
Net change in cash and cash equivalents	20,689	(18,388)
Cash and cash equivalents, beginning of period	5,754	23,252
Cash and cash equivalents, end of period	$26,443	$4,864
Supplemental disclosures of cash flow information:
Cash payments for interest	$3,465	$1,368
Cash payments for income taxes	$3,045	$4,817
Purchases of assets under capital lease	$126	$—

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